Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-4 of Gyrodyne, LLC and in the Schedule 14A of Gyrodyne Company of America, Inc. and Subsidiaries of our report dated March 24, 2014, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Gyrodyne Company of America, Inc. and Subsidiaries, which appears on pages F-1 and F-2 of the annual report on Form 10-K for the year ended December 31, 2013, and to the reference to us under the heading "Experts" in the prospectus therein.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Melville, New York

June 25, 2014